Exhibit 10.9

                            RETENTION BONUS AGREEMENT



     This Agreement is made as of the 15th day of September, 1999 by and between
                                      -----
Wilber National Bank, a national corporation with its principal office in Oneonta, N.Y. 13820 (the "Bank") and Joseph E. Sutaris , a resident of Oneonta,
                                     -----------------                 ---------
NY 13820 (the "Employee").
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                                    RECITALS

A. The Bank is a wholly owned subsidiary of The Wilber Corporation, a New York corporation and registered bank holding company with its principal office in Oneonta, N.Y. 13820 (the "Holding Company").

B. The Bank and the Employee acknowledge the ownership consolidation that is occurring in the financial institutions industry, particularly among community banks, and the Bank and Employee acknowledge that at some point it may be appropriate for the Holding Company and/or the Bank to participate in this industry consolidation.

C. The Bank recognizes the value of the Employee's services to the Bank and desires to insure that the Employee has adequate incentive to continue in the employment with the Bank in his/her present position or in a similar position with enhanced responsibilities.

D. Given the current consolidation occurring within the financial institutions industry, the Employee desires to continue in the employment of the Bank with appropriate financial incentives.

     NOW, THEREFORE, in consideration of the foregoing Recitals and of the promises and mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Bank and Employee agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

     (a)  "Misconduct":

          (i) the willful and continued failure of the Employee to substantially perform his/her duties with the Bank (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee which specifically identifies the manner in which the Employee has not substantially performed his/her duties;

          (ii) the willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Bank;

          (iii) personal dishonesty or breach of fiduciary duty to the Bank that in either case was intended to result in personal profit to the Employee at the expense of the Bank;

          (vi) willful violation of any law, rule, or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment or supervisory agreement which violation is materially and demonstrably injurious to the Bank;

          (v) the Employee directly or indirectly, alone or as a member of a partnership, or as an officer, director, member or principal shareholder of any other entity, engages in or is concerned with any other commercial duties or pursuits whatsoever that might conflict with the Bank's business, or materially affect the Employee's ability to perform his duties or create an appearance of conflict, except as may be approved in writing by the President.

(b)  "Change in Control":

     For purposes of this Agreement, a change in Control shall be deemed to have occurred (unless Employee shall have agreed in writing to the contrary) if
     (i) there shall be consummated (x) any consolidation or merger of the Holding Company or of Bank in which Holding Company or Bank is not the continuing or surviving corporation or pursuant to which shares of Holding Company's or Bank's Common Stock would be converted into cash, securities or other property, other than a merger of the Holding Company or of Bank in which the holders of the Holding Company's or Bank's Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger, or
     (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Holding Company or of Bank, or (ii) the stockholders of the Holding Company or of Bank approved any plan or proposal for the liquidation or dissolution of the Holding Company or of Bank, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than Brian R. Wright, his spouse or his children, or a trust for any of them, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the Holding Company's outstanding Common Stock or (iv) any person (as defined above), other than the Holding Company, shall become the beneficial owner (as defined above) of 50% or more of Bank's outstanding Common Stock, or (v) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of Holding Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Holding Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     (c) "Coincident With" shall mean any time within nine months prior to the consummation of a Change in Control.

     (d) "Current Annual Salary" for exempt personnel shall mean current gross annual salary, excluding incentive payments, profit sharing payments and commissions. "Current Annual Salary" for non-exempt personnel shall mean an amount determined by multiplying the current hourly rate times 1950 hours, and excludes incentive payments, profit sharing payments and commissions.

2. Change in Control and Retention Bonus. If a Change in Control is consummated and on the date of the consummation of the Change in Control, the Employee is employed by Bank (in a position having the same level of responsibilities as the position that Employee held on the date hereof (or in a similar position with enhanced responsibilities), Bank or its successor shall pay to the Employee in a lump sum, in cash, within five days following the date of the Change in Control, a Retention Bonus of $ 150 % of their Current Annual Salary as defined above in paragraph 1(d).
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


2.1 If the lump sum payment under this Section 2, either alone or together with other payments which the Employee has the right to receive from the Company, would constitute a "parachute payment" [as defined in Section 28OG of the Internal Revenue Code of 1986, as amended, (the "Code")], such lump sum payment shall be reduced to the largest amount as will result in no portion of the lump sum payment under this Section 2 being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the lump sum payment under this Section 2, pursuant to the foregoing provision, shall be made by the Company in good faith.

2.2 Employee acknowledges that pursuant to Section 9.4, Termination of the current Personnel Handbook of the Bank, current or as amended, Employee may receive certain benefits if the Employee's services were terminated. In consideration of the promises and mutual agreements contained herein, the Employee and the Bank agree that the total of payments to be received by Employee under the terms of Section 9.4, Termination, of the Personnel Handbook, as it may be amended from time to time, and under the terms of this Agreement, may not exceed the amount described above, as modified if required by section 2. 1. Cash payments described in Section 2 of this Agreement are not intended to include the amounts the Bank may be obligated to pay for health insurance coverage under the terms of Section 9.4 of the Personnel Handbook.

3. Termination by Company not for Misconduct, Coincident with a Change in Control. In the event the Employee's employment is terminated by action of the Bank not for Misconduct, Coincident With a Change in Control, and the Employee at the date of termination held a position having the same level of responsibilities as the position Employee held on the date hereof (or held a similar position with enhanced responsibilities), the Bank shall pay the Employee within five days following the consummation of the Change in Control, the same Retention Bonus in amount and manner described in Section 2 above. In the event of the Employee's termination pursuant to this
     Section 3, the Employee shall not be subject to the non-compete restriction described in Section 4 below.

4. Termination of Employment by Employee/Non-Competition Agreement. In the event the Employee voluntarily terminates his own employment within Six (6) months of the date of consummation of the Change in Control and subsequent to receipt of the Retention Bonus provided for in paragraph 2 above, the Employee agrees not to compete, directly or indirectly, with the Bank or any successor as an employee, officer, director, independent contractor, consultant, or shareholder of any financial services company or any other entity providing financial services, including but not limited to lending, securities, brokerage, trust or insurance products or services within a
     (75) mile radius of the main office of the Bank, or such other office of the Bank at which such Employee was physically located during the majority of Employee's work tenure for the Bank, for a period of 60 days following the date of such termination.

5. Withholding. All payments made by the Bank hereunder to the Employee shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

6. Employment at Will. Nothing in this Agreement should be construed to constitute an employment agreement for any length of time of the Employee by the Bank. At all times, Employee shall remain an "At Will" employee of the Bank subject to the rights arising under this Agreement.

7. Non-Disclosure. During the term of his/her employment with the Bank, or at any time thereafter, the Employee shall not disclose or use (except in the course of his employment hereunder) any Bank customer information or any confidential or proprietary information or data of the Bank or the Holding Company or any of their subsidiaries or affiliates, including any such information with respect to a sale or merger of the Bank or Holding Company, regardless of whether such information or data is embodied in writing or other physical form.

8. Pooling of Interests Treatment In the event anything in this Agreement will prevent, or have the effect of preventing the use of the pooling of interests accounting method by an acquirer in a Change in Control and the use of the pooling of interests accounting method is a condition precedent to the consummation of such Change in Control by the acquirer, then this Agreement shall be deemed valid only to the extent that the pooling of interests accounting method can be used; provided however, that any determination that this Agreement would prevent, or have the effect of preventing, the use of the pooling of interests accounting method shall be supported by an opinion letter from the acquirer's independent accounting firm or from the Securities and Exchange Commission. In the event that the Employee's benefit under this Agreement is reduced by operation of this
     Section 8, the employee, at his sole option, shall have the option of accepting the reduced benefit under this Agreement or the termination benefit he would have been entitled to under Section 9.4 of the Personnel Handbook in effect at that time, if terminated by the acquirer.

9. Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Bank and the Employee and their respective successors, assigns, personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, or if there be no such designee, to the Employee's estate.


10. Modification, Waiver or Discharge. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and authorized officers of the Bank. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement; provided, however, that this Agreement shall not supersede or, except as expressly set forth herein, in any way limit the rights, duties, or obligations that the Employee or the Bank may have under any other written agreement between such parties, under any employee pension benefit plan, or employee welfare benefit plan as defined in the Employee Retirement Income Security Act of 1974 as amended, of the Bank, or under any established personnel practice or policy applicable to the Employee.


11. Termination of Agreement. Notwithstanding any other provisions of this Agreement, the rights, duties and obligations of all parties to this Agreement shall cease, and this Agreement shall terminate on September 30, 2004, provided, however, that this Agreement shall be extended after said date, up to nine (9) months, from the date of the first announcement prior to said date of an ownership consolidation which might result in a Change in Control provided further that said announced ownership consolidation is consummated in a Change of Control on a date within nine (9) months from the date of said announcement.

12. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York to the extent federal law does not apply.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which latter provisions shall remain in full force and effect.

14. Arbitration; Specific Performance. Any controversy or claim arising out of, or relating to, this Agreement or its breach, shall be settled by arbitration in accordance with the governing rules of the American Arbitration Association to be held in Oneonta, New York with New York law applying. Judgment upon the award may be rendered in any court of competent jurisdiction. The Bank and the Employee recognize that each party shall have no adequate remedy at law for breach by the other of any of the agreements contained herein, and in the event of any such breach, the Bank and the Employee hereby agree and consent that the other shall be entitled in arbitration to a decree of specific performance, mandamus, injunction or other appropriate remedy to enforce performance of such agreements.

15. Non-Assignability. No right benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect. Any of the foregoing to the contrary notwithstanding, this provision shall not preclude the Employee from designating one or more beneficiaries to receive any amount that may be payable after death, and shall not preclude the legal representative of the Employee's estate from transferring any right hereunder to the person or persons entitled thereto under Employee's will or, in the case of intestacy, as applicable, to Employee's estate.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but of which together will constitute one and the same instrument.

17. Right to Attorney. Employee acknowledges that he/she has had the opportunity to consult with an attorney prior to signing this Agreement and that nothing contained herein will be construed against the Bank as draftsman.

18. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by Registered or Certified Mail, or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by similar notice.

         to the Bank:
         Chief Executive Officer
         Wilber National Bank
         245 Main Street
         Oneonta, NY 13820

         to the Employee:
         Joseph E. Sutaris
         20 Suncrest Terrace
         Oneonta, NY  13820


Executed and effective as of the date first above written.

                                               WILBER NATIONAL BANK

                                               By:/s/ Alfred S. Whittet
                                               ---------------------------------
                                                     Alfred S. Whittet


                                               /s/ Joseph E. Sutaris
                                               ---------------------------------
                                                   Joseph E. Sutaris
                                                   Employee